CONTACTS:

Media Inquiries
Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

Investor Inquiries
Carl Anderson
(248) 435-1588
carl.anderson@meritor.com

Meritor Reports First-Quarter Fiscal Year 2019 Results

Revenue Grows 15 Percent Year Over Year

TROY, Mich. (Jan. 29, 2019) - Meritor, Inc. (NYSE: MTOR) today reported financial results for its first fiscal quarter ended Dec. 31, 2018.

First-Quarter Highlights

•	Sales of $1,038 million

•	Net income attributable to the company and net income from continuing operations attributable to the company of $90 million

•	Diluted earnings per share from continuing operations of $1.03

•	Adjusted income from continuing operations attributable to the company of $69 million, or $0.79 per adjusted diluted share

•	Adjusted EBITDA of $119 million and adjusted EBITDA margin of 11.5 percent

•	Repurchased 3 million common shares

First-Quarter Results
For the first quarter of fiscal year 2019, Meritor posted sales of $1,038 million, up from $903 million, or approximately 15 percent, from the same period last year. Higher sales were driven by increased truck production, primarily in North America, and market share gains.

Net income attributable to the company was $90 million, or $1.03 per diluted share, compared to net loss attributable to the company of $36 million, or $0.41 per diluted share, in the same period last year. The company recognized $31 million of income related to remeasuring the Maremont asbestos liability in the current period. In addition, Meritor incurred $77 million of tax expense in the prior year related to the enactment of the Tax Cuts and Jobs Act that did not repeat.
Adjusted income from continuing operations attributable to the company in the first quarter of fiscal year 2019 was $69 million, or $0.79 per adjusted diluted share, compared to $55 million, or $0.62 per adjusted diluted share, in the same period last year.
Adjusted EBITDA was $119 million, compared to $99 million in the first quarter of fiscal year 2018. Adjusted EBITDA margin for the first quarter of fiscal year 2019 was 11.5 percent, compared to 11.0 percent in the same period last year. Higher adjusted EBITDA and adjusted EBITDA margin were driven primarily by conversion on higher revenue and increased earnings from unconsolidated affiliates.
Cash provided by operating activities in the first quarter of fiscal year 2019 was $11 million compared to $33 million in the same period a year ago. Free cash flow was negative $12 million compared to free cash flow of $15 million in the same period last year. The decrease in cash flow was driven primarily by higher incentive compensation payments and investments in inventory to support stronger revenue.

First-Quarter Segment Results
Commercial Truck & Trailer sales for the first quarter of fiscal year 2019 were $824 million, up $111 million, or 16 percent, compared to the same period last year. The increase in sales was primarily driven by higher truck production in North America and increased market share, partially offset by the strengthening U.S. dollar against most currencies.
Segment adjusted EBITDA for the Commercial Truck & Trailer segment was $79 million for the quarter, compared to $69 million in the prior year. The increase in segment adjusted EBITDA was driven primarily by conversion on higher revenue, partially offset by higher material and freight costs, selling, general and administrative expense, and the strengthening of the U.S. dollar against most currencies. Segment adjusted EBITDA margin decreased from 9.7 percent in the same period last year to 9.6 percent in the first quarter of fiscal year 2019.
The Aftermarket & Industrial segment posted sales of $257 million, up $28 million or 12 percent, from the same period last year. Higher sales were driven by increased aftermarket volumes across North America and higher sales in the Industrial business.

Segment adjusted EBITDA for Aftermarket & Industrial was $38 million compared to $32 million in the first quarter of fiscal year 2018. Segment adjusted EBITDA margin increased from 14.0 percent to 14.8 percent in the first quarter of fiscal year 2019. The increase in segment adjusted EBITDA and segment adjusted EBITDA margin was driven primarily by conversion on higher revenue.

Outlook for Fiscal Year 2019
The company is increasing its full-year guidance for revenue, net income, diluted earnings per share and adjusted diluted earnings per share for fiscal year 2019. Meritor maintains its prior guidance for adjusted EBITDA margin, operating cash flow and free cash flow as follows:

•	Revenue to be approximately $4.3 billion.

•	Net income attributable to the company and net income from continuing operations attributable to the company to be approximately $265 million (diluted earnings per share of approximately $3.10).

•	Adjusted diluted earnings per share from continuing operations to be approximately $3.30.

•	Adjusted EBITDA margin to be approximately 11.5 percent.

•	Operating cash flow to be in the range of $290 million to $300 million.

•	Free cash flow to be in the range of $175 million to $185 million.
“Overall, this was an excellent quarter for Meritor,” said Jay Craig, CEO and president. “Fiscal year 2019 has started strong and we are raising our outlook to reflect the financial results we now expect this year.”

First-Quarter Fiscal Year 2019 Conference Call
Meritor will host a conference call and webcast to discuss the company's first-quarter results for fiscal year 2019 on Tuesday, Jan. 29 at 9 a.m. ET.
To participate, call (844) 412-1003 (within the United States) or (216) 562-0450 (international) at least 10 minutes prior to the start of the call. Please reference passcode 1538557 when registering. Investors can also listen to the conference call in real time or access a recording of the call for seven days after the event by visiting the investors page on meritor.com.
A replay of the call will be available starting at 1 p.m. ET on Jan. 29 until 1 p.m. ET on Feb. 5 by calling (855) 859-2056 (within the United States) or (404) 537-3406 for international calls. Please refer to replay passcode 1538557. To access the listen-only audio webcast, visit meritor.com and select the webcast link from the home page or the investors page.

About Meritor
Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,600 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 19 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR. For important information, visit the company's website at www.meritor.com.

Forward-Looking Statement
This release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reliance on major OEM customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to manage demand expectations in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto following the United Kingdom's decision to exit the European Union or, in the event one or more other countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, restrictive government actions regarding trade, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); risks related to our joint ventures; rising costs of pension benefits; the ability to achieve the expected benefits of strategic initiatives and restructuring actions; our ability to successfully integrate the products and technologies of Fabco Holdings, Inc. and AA Gear Mfg., Inc. and future results of such acquisitions, including their generation of revenue and their being accretive; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle production in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development and launch of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any proceedings or related liabilities with respect to environmental, asbestos-related, or other matters, including those associated with the bankruptcy proceedings of Maremont Corporation and its subsidiaries, including the ability to obtain approval and consummation of the proposed plan of reorganization on the terms and timeline contemplated therein; possible changes in accounting rules; and other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2018, as amended and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters generally end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Financial Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP"), we have provided information regarding non-GAAP financial measures. These non-GAAP financial measures include adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, free cash flow and net debt.
Adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are defined as reported income (loss) from continuing operations and reported diluted earnings (loss) per share from continuing operations before restructuring expenses, asset impairment charges, non-cash tax expense, including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits, and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, non-controlling interests in consolidated joint ventures, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA margin is defined as adjusted EBITDA divided by consolidated sales from continuing operations. Segment adjusted EBITDA is defined as income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization, noncontrolling interests in consolidated joint ventures, loss on sale of receivables, restructuring expense, asset impairment charges and other special items as determined by management. Segment adjusted EBITDA excludes unallocated legacy and corporate expense (income), net. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures. Net debt is defined as total debt less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA, segment adjusted EBITDA margin, adjusted income (loss) from continuing operations attributable to the company and adjusted diluted earnings (loss) per share from continuing operations are meaningful measures of performance to investors as they are commonly utilized to analyze financial performance in our industry, perform analytical comparisons, benchmark performance between periods and measure our performance against externally communicated targets.
Free cash flow is used by investors and management to analyze our ability to service and repay debt and return value directly to shareholders. Net debt over adjusted EBITDA is a specific financial measure in our current M2019 plan used to measure the company’s leverage in order to assist management in its assessment of appropriate allocation of capital.
Management uses the aforementioned non-GAAP financial measures for planning and forecasting purposes, and segment adjusted EBITDA is also used as the primary basis for the Chief Operating Decision Maker ("CODM") to evaluate the performance of each of our reportable segments.
Our Board of Directors uses adjusted EBITDA margin, free cash flow, adjusted diluted earnings (loss) per share from continuing operations and net debt over adjusted EBITDA as key metrics to determine management’s performance under our performance-based compensation plans.
Adjusted income (loss) from continuing operations attributable to the company, adjusted diluted earnings (loss) per share from continuing operations, adjusted EBITDA, adjusted EBITDA margin, segment adjusted EBITDA and segment adjusted EBITDA margin should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our financial performance. Free cash flow should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, this non-GAAP cash flow measure does not reflect cash used to repay debt or cash received from the divestitures of businesses or sales of other assets and thus does not reflect funds available for investment or other discretionary uses. Net debt should not be considered a substitute for total debt as reported on the balance sheet. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies. Set forth below are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,
	2018	2017 (1)
Sales	$1,038	$903
Cost of sales	(897)	(771)
GROSS MARGIN	141	132
Selling, general and administrative	(34)	(67)
Restructuring costs	—	(2)
Other operating expense, net	—	(1)
OPERATING INCOME	107	62
Other income, net	11	7
Equity in earnings of affiliates	9	5
Interest expense, net	(14)	(24)
INCOME BEFORE INCOME TAXES	113	50
Provision for income taxes	(21)	(83)
INCOME (LOSS) FROM CONTINUING OPERATIONS	92	(33)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	—	(1)
NET INCOME (LOSS)	92	(34)
Less: Net income attributable to noncontrolling interests	(2)	(2)
NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.	$90	$(36)

NET INCOME (LOSS) ATTRIBUTABLE TO MERITOR, INC.
Net income (loss) from continuing operations	$90	$(35)
Loss from discontinued operations	—	(1)
Net income (loss)	$90	$(36)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$1.03	$(0.40)
Discontinued operations	—	(0.01)
Diluted earnings (loss) per share	$1.03	$(0.41)

Diluted average common shares outstanding	87.5	88.6

(1) The prior period has been recast for ASU 2017-07, Compensation-Retirement Benefits (Topic 715).

MERITOR, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	December 31, 2018	September 30, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127	$115
Receivables, trade and other, net	539	588
Inventories	522	477
Other current assets	52	46
TOTAL CURRENT ASSETS	1,240	1,226
NET PROPERTY	481	483
GOODWILL	418	421
OTHER ASSETS	594	596
TOTAL ASSETS	$2,733	$2,726
LIABILITIES, MEZZANINE EQUITY AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$172	$94
Accounts and notes payable	680	700
Other current liabilities	300	290
TOTAL CURRENT LIABILITIES	1,152	1,084
LONG-TERM DEBT	731	730
RETIREMENT BENEFITS	254	262
OTHER LIABILITIES	233	332
TOTAL LIABILITIES	2,370	2,408
MEZZANINE EQUITY:
Convertible debt with cash settlement	1	1
EQUITY:
Common stock (December 31, 2018 and September 30, 2018, 103.7 and 102.2 shares issued and 83.4 and 84.9 shares outstanding, respectively)	104	102
Additional paid-in capital	790	787
Retained earnings	290	200
Treasury stock, at cost (December 31, 2018 and September 30, 2018, 20.4 and 17.3 shares, respectively)	(286)	(236)
Accumulated other comprehensive loss	(569)	(566)
Total equity attributable to Meritor, Inc.	329	287
Noncontrolling interests	33	30
TOTAL EQUITY	362	317
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,733	$2,726

MERITOR, INC.
ADJUSTED EBITDA AND SEGMENT ADJUSTED EBITDA-RECONCILIATION
Non-GAAP
AND
CONSOLIDATED BUSINESS SEGMENT SALES INFORMATION
(Unaudited)
(dollars in millions)

	Three Months Ended December 31,
	2018	2017
Net income (loss) attributable to Meritor, Inc.	$90	$(36)
Loss from discontinued operations, net of tax, attributable to Meritor, Inc.	—	1
Income (loss) from continuing operations, net of tax, attributable to Meritor, Inc.	$90	$(35)
Interest expense, net	14	24
Provision for income taxes	21	83
Depreciation and amortization	22	21
Noncontrolling interests	2	2
Loss on sale of receivables	1	2
Asbestos related liability remeasurement	(31)	—
Restructuring costs	—	2
Adjusted EBITDA	$119	$99

Adjusted EBITDA margin (1)	11.5%	11.0%

Unallocated legacy and corporate expense (income), net (2)	(2)	2
Segment adjusted EBITDA	$117	$101

Commercial Truck & Trailer (3)
Segment adjusted EBITDA	$79	$69
Segment adjusted EBITDA margin (4)	9.6%	9.7%

Aftermarket & Industrial (3)
Segment adjusted EBITDA	$38	$32
Segment adjusted EBITDA margin (4)	14.8%	14.0%

Sales (3)
Commercial Truck & Trailer	$824	$713
Aftermarket & Industrial	257	229
Intersegment Sales	(43)	(39)
Total Sales	$1,038	$903
(1) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(2) Unallocated legacy and corporate expense (income), net represents items that are not directly related to the company's business segments. These items primarily include asbestos-related charges and settlements, pension and retiree medical costs associated with sold businesses, and other legacy costs for environmental and product liability.
(3) Amounts for the three months ended December 31, 2017 have been recast to reflect reportable segment changes.
(4) Segment adjusted EBITDA margin equals segment adjusted EBITDA divided by consolidated sales from continuing operations, either in the aggregate or by segment as applicable.

MERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended December 31,
	2018	2017
OPERATING ACTIVITIES
Income (loss) from continuing operations	$92	$(33)
Adjustments to income (loss) from continuing operations to arrive at cash provided by operating activities:
Depreciation and amortization	22	21
Deferred income tax expense	3	73
Restructuring costs	—	2
Loss on debt extinguishment	—	8
Equity in earnings of affiliates	(9)	(5)
Pension and retiree medical income	(9)	(8)
Asbestos related liability remeasurement	(31)	—
Other adjustments to income (loss) from continuing operations	5	5
Dividends received from equity method investments	1	6
Pension and retiree medical contributions	(3)	(12)
Restructuring payments	(1)	(3)
Changes in off-balance sheet accounts receivable securitization and factoring programs	38	55
Changes in receivables, inventories and accounts payable	(52)	(46)
Changes in other current assets and liabilities	(40)	(36)
Changes in other assets and liabilities	(4)	6
Operating cash flows provided by continuing operations	12	33
Operating cash flows provided by discontinued operations	(1)	—
CASH PROVIDED BY OPERATING ACTIVITIES	11	33
INVESTING ACTIVITIES
Capital expenditures	(23)	(18)
Proceeds from sale of equity method investment	—	250
Cash paid for investment in Transportation Power, Inc.	(3)	(3)
Other investing activities	(1)	—
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(27)	229
FINANCING ACTIVITIES
Borrowings and securitization	78	(51)
Redemption of notes	—	(181)
Other financing activities	(1)	(1)
Net change in debt	77	(233)
Repurchase of common stock	(50)	—
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	27	(233)
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	1	(1)
CHANGE IN CASH AND CASH EQUIVALENTS	12	28
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	115	88
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$127	$116

MERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE — RECONCILIATION
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2018	2017
Income (loss) from continuing operations attributable to Meritor, Inc.	$90	$(35)
Adjustments:
Restructuring costs	—	2
Loss on debt extinguishment	—	8
Non-cash tax expense (1)	11	5
US. tax reform impacts (2)	(7)	77
Income tax expense (benefits) (3)	6	(2)
Asbestos related liability remeasurement (4)	(31)	—
Adjusted income from continuing operations attributable to Meritor, Inc.	$69	$55

Diluted earnings (loss) per share from continuing operations	$1.03	$(0.40)
Impact of adjustments on diluted earnings per share	(0.24)	1.02
Adjusted diluted earnings per share from continuing operations	$0.79	$0.62

Diluted average common shares outstanding	87.5	88.6
(1) Represents tax expense including the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(2) The three months ended December 31, 2018 includes $11 million of non-cash tax benefit related to the one time deemed repatriation of accumulated foreign earnings and $4 million of non-cash tax expense related to other adjustments. The three months ended December 31, 2017 includes $43 million of non-cash tax expense related to the revaluation of our deferred tax assets and liabilities as a result of the U.S. tax reform and $34 million of non-cash tax expense related to the one time deemed repatriation of accumulated foreign earnings.
(3) The three months ended December 31, 2018 includes $6 million of income tax expense related to the remeasurement of the Maremont asbestos liability to the Maremont prepackaged plan of reorganization.
(4) The three months ended December 31, 2018 includes $31 million related to the remeasurement of the Maremont asbestos liability to the Maremont prepackaged plan of reorganization.

MERITOR, INC.
FREE CASH FLOW — RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Three Months Ended December 31,
	2018	2017
Cash provided by operating activities	$11	$33
Capital expenditures	(23)	(18)
Free cash flow	$(12)	$15

MERITOR, INC.
OUTLOOK FOR FISCAL YEAR 2019— RECONCILIATIONS
Non-GAAP
(Unaudited)
(in millions, except per share amounts)

Fiscal Year
2019 Outlook (1)
Net income attributable to Meritor, Inc.	$~265
Loss from Discontinued Operations, net of tax, attributable to Meritor, Inc.	—
Income from Continuing Operations, net of tax, attributable to Meritor, Inc.	$~265
Interest expense, net	~60
Provision for income taxes	~90
Depreciation and amortization	~90
Restructuring	~5
Other (asbestos related liability remeasurement, noncontrolling interests, loss on sale of receivables, etc.)	~(15)
Adjusted EBITDA	$~495

Sales	$~4,300

Adjusted EBITDA margin (2)	~11.5%

Diluted earnings per share from continuing operations	$~3.10
Adjustments:
Restructuring costs	~0.05
Asbestos related liability remeasurement	~(0.35)
Non-cash tax expense (3)	~0.50
Adjusted diluted earnings per share from continuing operations	$~3.30

Diluted average common shares outstanding	~86

Cash flows provided by operating activities (4)	$290-300
Capital expenditures	~(115)
Free cash flow (4)	$175-185
(1) Amounts are approximate.
(2) Adjusted EBITDA margin equals adjusted EBITDA divided by consolidated sales from continuing operations.
(3) Represents tax expense related to the use of deferred tax assets in jurisdictions with net operating loss carry forwards or tax credits.
(4) Excludes anticipated cash flow impacts related to the Maremont plan of reorganization.

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